EXHIBIT 10.1

CONTRACT AMENDMENT NO. 1

This Contract Amendment No. 1 (“Amendment”) dated June 1, 2007 (“Amendment Date”) by and between Inverness Medical Innovations, Inc. with offices at 51 Sawyer Road, Suite 200, Waltham, MA 02453 on behalf of itself and its subsidiaries (“Inverness”) and Matritech, Inc., a Delaware corporation with its principal place of business at 330 Nevada Street, Newton, MA 02460 (“Matritech”).

WHEREAS Inverness and Matritech are parties to a Supply Agreement dated as of November 3, 2006 (the “Agreement”), and wish to amend such agreement on the terms and conditions set forth in this Amendment;

NOW THEREFORE the parties agree as follows:

1.           Section 3.2 of the Agreement is amended by adding the sentence: “Each such monthly forecast shall be provided to Inverness by the fifth business day of the month in which such forecast is due to be provided.”

2.           Section 4.4 of the Agreement is amended and restated as follows:  “Inverness shall submit to Matritech for approval a minimum of [ ** ] samples of Product from each trial production run.  For the avoidance of doubt, Matritech shall pay for such samples in accordance with Section 3 above.  Approval shall not be unreasonably withheld or delayed by Matritech.  Once Matritech has advised Inverness in Writing of its approval of the trial production run samples or if Matritech fails to provide the Written approval or rejection of the same within 10 Business Days, Inverness shall cause the full production run of the Product to be manufactured and delivered to Matritech.”

3.           Section 4.6 of the Agreement is amended by deleting the words “thirty (30) calendar months” in the last sentence, and replacing them with the words “[ ** ], or such longer period as is equal to the shelf life of the Product which may be extended in accordance with Section 4.7 hereof”.

4.           Section 4.7 of the Agreement is amended and restated as follows:

“The Parties agree that upon the Effective Date, the shelf life of the Products manufactured by Unotech Diagnostics, Inc. as Approved Custom Manufacturer shall be [ ** ] and the Specification for the Product manufactured by Unotech Diagnostics, Inc. as Approved Custom Manufacturer shall provide for a [ ** ] shelf life.  The shelf life of the Products manufactured by any other Approved Custom Manufacturer shall, at the time of commencement of supply by such Approved Custom Manufacturer, be [ ** ] and the Specification initially applicable to Products manufactured by such other Approved Custom Manufacturer shall provide for a [ ** ] shelf life.  The Parties agree that the shelf life of the Products manufactured by such other Approved Custom Manufacturer shall be extended during the term of this Agreement (and the corresponding revision of the Specification to a shelf life longer than [ ** ] shall be effected) based upon accumulation of accelerated and/or real time data related to the Products, by written agreement of the Parties, which agreement shall not be unreasonably withheld, conditioned or delayed.  In the event that the Parties do not, for any reason, agree to extend the shelf life of Products manufactured by such other Approved Custom Manufacturer to at least [ ** ] by a date no later than [ ** ] after commencement of manufacture by such other Approved Custom Manufacturer, then Matritech shall have the right to designate the particular Approved Custom Manufacturer for any order rather than merely expressing a preference as provided in Section 3.1 hereof.  Commencement of manufacture shall mean the manufacture of the first validation pilot of the Product by the Approved Custom Manufacturer.”

5.           Section 4.12 of the Agreement is amended by adding the following sentences at the end of the existing provision: “Before manufacture of the Product manufactured by any new Approved Custom Manufacturer commences, Matritech, Inverness and the new Approved Custom Manufacturer shall arrange for a cross function design review team made up of personnel of Matritech, Inverness and the new Approved Custom Manufacturer to assess whether Technical Information Transfer (as hereinafter defined) has taken place.  Inverness’s obligations to supply the Product manufactured by a new Approved Custom Manufacturer shall not begin until Matritech, Inverness and the new Approved Custom Manufacturer have agreed in writing that Technical Information Transfer has taken place; provided that the agreement of Inverness and the new Approved Custom Manufacturer that Technical Information Transfer has taken place shall not be unreasonably withheld, conditioned or delayed.   Promptly after Technical Information Transfer or after any Change agreed pursuant to Section 6, Inverness will identify to Matritech any specific manufacturing processes necessary for the manufacture of the Product and different from the manufacturing processes used by its Approved Custom Manufacturer for the manufacture of similar products.  If Inverness, its Approved Custom Manufacturer and Matritech agree that such manufacturing processes are different from the manufacturing processes used by its Approved Custom Manufacturer for the manufacture of similar products and ought reasonably to be excluded from Inverness’s indemnification set forth in Section 9.1(b)(such agreement of Matritech not to be unreasonably withheld), the parties shall record such processes in writing, and such processes will be “Specific Manufacturing Processes” for the purposes of Section 9 hereof.  “Technical Information Transfer” shall mean the provision to Inverness and the new Approved Custom Manufacturer of technical information and explanations relating to the manufacturing processes used for the Product, for the purpose of assisting the new Approved Custom Manufacturer to manufacture the Product in accordance with the Specification.”

6.           Insert the following new Section 4.15, and re-number current Section 4.15 as 4.16: “Notwithstanding any other provision of this Agreement Inverness shall have no liability whatsoever under any provision of Section 4, Section 9 or any other provision of this Agreement in the event that any of the Products fail to conform in all material respects to the Specification at the time of manufacture and/or at the time of delivery and/or during the period of the shelf life of the Product, if such failure to conform results from any failure at any time of the Matritech Raw Materials and/or such Matritech Raw Materials failing to comply to the Specification insofar as it relates to them and in particular without prejudice to the generality of the foregoing Inverness shall have no liability whatsoever in respect of any Product failing to conform to the Specification which results from any failure in the reproducibility or the stability of any gold materials which form part of the Matritech Raw Materials which are utilized in the Products.”

7. Sections 9.1 and 9.2 are deleted in their entirety and replaced with the following:

“9.1           Inverness shall indemnify and hold Matritech harmless from and against any and all third party suits, actions, losses, obligations, deficiencies, liabilities, claims, damages, cost and expense (including court costs and reasonable attorney fees) (collectively, “Claims”) which arise out of, are caused by, relate to or result or occur from or in connection with (a) the failure of any Product manufactured by Inverness or an Approved Custom Manufacturer to comply with the warranty set forth in clause 4.1 above, unless such failure is caused by the Matritech Raw Materials or (b) a claim that the manufacturing processes of Inverness or any Approved Custom Manufacturer (except any Specific Manufacturing Process agreed pursuant to Section 4.12) infringes or misappropriates the Intellectual Property of a Third Party.   For purposes of clarity, a Third Party is a party other than Inverness and Matritech.

9.2           Except for liability which is contemplated by Section 9.1, Matritech agrees to indemnify and hold Inverness and each Approved Custom Manufacturer harmless from and against any and all Claims which arise out of, are caused by, relate to or result or occur from or in connection with any and all Products and components thereof, including, without limitation, all Biologicals, including without limitation, Claims which arise out of, are caused by, relate to or result or occur from or in connection with (a) the use and/or sale of the Products; (b) any allegation that the Products infringe the Intellectual Property Rights of a Third Party (except to the extent that such allegations concern a Claim for which Matritech is entitled to indemnification pursuant to clause 9.1) (c) any failure of the Matritech Raw Materials; and (d) any allegation that any Specific Manufacturing Process agreed pursuant to Section 4.12 infringes the Intellectual Property Rights of a Third Party.”

9.           This Amendment is effective as of the date of the original Agreement.

10.           Except as expressly set forth in this Amendment, all provisions of the Agreement shall continue in full force and effect.

In witness whereof, the parties have executed this Amendment as of the date first above written.

Inverness Medical Innovations, Inc. By:__________________________ Its:__________________________ By:__________________________ Its:__________________________	Matritech, Inc. By:_____________________________ Its:_____________________________